As filed with the Securities and Exchange Commission on June 21, 2022

File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________

CHEVRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-0890210 (I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road
San Ramon, California 94583-2324
(Address of Principal Executive Offices)

2022 LONG-TERM INCENTIVE PLAN OF CHEVRON CORPORATION
(Full Title of the Plan)

Mary A. Francis, Esq.
Corporate Secretary and Chief Governance Officer
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583-2324
Telephone: (925) 842-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Christine L. Cavallo, Esq. Assistant Secretary and Managing Counsel Chevron Corporation 6001 Bollinger Canyon Road San Ramon, California 94583-232 Telephone: (925) 842-1000	Sean C. Feller, Esq. Gibson, Dunn & Crutcher LLP 2029 Century Park East Suite 4000 Los Angeles, California 90067-3026 Telephone: (310) 551-8746

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Chevron Corporation (“Chevron” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

a.Chevron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 24, 2022;
b.Chevron’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 4, 2022, as amended by Amendment No. 1 to Form 10-Q/A for the quarter ended March 31, 2022, filed with the Commission on May 4, 2022;

c.Chevron’s Current Reports on Form 8-K filed with the Commission on January 28, 2022, January 31, 2022, May 27, 2022, May 27, 2022, May 31, 2022 and May 31, 2022; and
d.Chevron’s Restated Certificate of Incorporation, dated May 30, 2008, containing a description of Chevron’s Common Stock, filed as Exhibit 3.1 to Chevron’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the Commission on August 7, 2008, together with any amendment or report filed for the purpose of updating such description.

All reports or other documents subsequently filed by Chevron and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.    Description of Securities.

The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits the indemnification of any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (other than judgments, fines and amounts paid in settlement in an action or suit by or in the right of the corporation to procure a judgment in its favor) actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the corporation, or serving or having served, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Both Article VIII of Chevron’s certificate of incorporation and Article VIII of Chevron’s By-Laws provide for indemnification of its directors, officers, employees and other agents and any person serving or having served, at the request of the corporation, as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, to the fullest extent permitted by law.

As permitted by section 102 of the DGCL, Chevron’s certificate of incorporation eliminates the liability of a Chevron director for monetary damages to Chevron and its stockholders for any breach of the director’s fiduciary duty, except for liability under section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to Chevron or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses not indemnifiable by Chevron in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1
Restated Certificate of Incorporation of Chevron Corporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and incorporated herein by reference

4.2
By-Laws of Chevron Corporation, as amended and restated on September 30, 2020 filed as Exhibit 3.1 to Chevron Corporation’s Current Report on Form 8-K filed October 2, 2020, and incorporated herein by reference.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Gibson, Dunn & Crutcher (included in Exhibit 5.1).
24.1*	Powers of Attorney for Non-Employee Directors of Chevron Corporation.
99.1	2022 Long-Term Incentive Plan of Chevron Corporation, filed as Exhibit 10.1 to Chevron Corporation’s Current Report on Form 8-K filed May 27, 2022, and incorporated herein by reference.
107*	Calculation of Filing Fee Table.
* Filed herewith.

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on June 21, 2022.
CHEVRON CORPORATION

By: /s/ Michael K. Wirth
Michael K. Wirth
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on June 21, 2022 by the following persons in the capacities indicated.

PRINCIPAL EXECUTIVE OFFICER (and DIRECTOR)	DIRECTORS

/s/ Michael K. Wirth	*
Michael K. Wirth	Wanda M. Austin
Chairman and Chief Executive Officer
*
PRINCIPAL FINANCIAL OFFICER	John B. Frank

/s/ Pierre R. Breber	*
Pierre R. Breber	Alice P. Gast
Vice President and Chief Financial Officer
*
PRINCIPAL ACCOUNTING OFFICER	Enrique Hernandez, Jr.

/s/ David A. Inchausti	*
David A. Inchausti	Marillyn A. Hewson
Vice President and Controller
*
Jon M. Huntsman Jr.

*
Charles W. Moorman

*
Dambisa F. Moyo

*
Debra Reed-Klages

*
Ronald D. Sugar

*
*ATTORNEY-IN-FACT	D. James Umpleby III

/s/ Mary A. Francis	*
Mary A. Francis	Cynthia J. Warner
Corporate Secretary and Chief Governance Officer